Exhibit 99.1

CELLDEX REPORTS FOURTH QUARTER AND YEAR-END 2014 RESULTS

—Conference Call Scheduled for 8:00 a.m. ET Today—

HAMPTON, NJ (February 24, 2015):  Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported business and financial highlights for the fourth quarter and year ended December 31, 2014.

“2014 was another important year for Celldex, most notably for our lead product candidate, rindopepimut, which was recently issued the trade name Rintega®,” said Anthony Marucci, Co-founder, President and Chief Executive Officer. “We completed enrollment in our Phase 3 study in newly diagnosed glioblastoma and reported positive interim PFS-6 and overall survival data from our Phase 2 ReACT study in patients with recurrent GBM. Most recently, based on these data, Rintega was issued Breakthrough Designation from the FDA.”

“In addition to the significant progress made with Rintega, we advanced a number of key programs across our pipeline. The FDA and central European regulatory authorities reviewed the revised protocol design for glembatumumab vedotin in triple negative breast cancer and we continue to believe with positive results that the METRIC study could be suitable for full marketing approval in both the US and Europe. Enrollment is accelerating in the METRIC study and we have initiated a second Phase 2 glemba study in metastatic melanoma. Varlilumab is now active in multiple combination studies, including a study with Opdivo®, and will enter several new studies later this year. Studies have also initiated for combination approaches with CDX-1401 and CDX-301. We look forward to continuing to build on this momentum in 2015 as we drive the Rintega program towards completion and advance what we believe is one of the most robust, well-staged pipelines in immuno-oncology,” concluded Marucci.

Program Updates:

Rintega® (“rindopepimut”; “rindo”; CDX-110) in EGFRvIII(v3)-Positive Glioblastoma (GBM):

•                  In February 2015, the U.S. Food and Drug Administration (FDA) granted Rintega Breakthrough Therapy Designation for the treatment of adult patients with EGFRvIII-positive glioblastoma.

•                  In December 2014, enrollment was completed (n=745) in ACT IV, the Phase 3 registration study in newly diagnosed patients with GBM. ACT IV is the most comprehensive study conducted by a biotech company to date in this orphan disease and by far the largest study ever conducted in the EGFRvIII patient population. Interim analyses will be conducted by an independent Data Safety and Monitoring Board at 50 and 75% of events. The first interim analysis is expected in mid-2015.

•                  In November 2014, positive interim data from the Phase 2 ReACT study in patients with recurrent GBM were presented in a platform presentation at the 19th Annual Meeting of the Society for Neuro-Oncology (SNO). Rintega plus bevacizumab was very well tolerated. In bevacizumab-naïve patients treated with both Rintega and bevacizumab, a statistically significant overall survival (OS) benefit was reported (p=0.0208) with a hazard ratio of 0.47 (0.25, 0.91) in favor of the Rintega treated patients with early and consistent separation of the curves (median difference of 12.0 versus 8.8 months). Progression-free survival at six months (PFS-6) by investigator read was also positive with 27% of patients treated with Rintega still progression-free compared to 11% of control patients (p=0.048). Both OS and PFS-6 data continue to mature. Final data is anticipated by mid-year and the Company intends to present this data at a peer-reviewed medical meeting in this same time frame.

•                  In October 2014, the United States Patent and Trademark Office issued a registration mark for Rintega, the trade name for rindopepimut. Rintega is also a registered trademark in Canada, the European Union and Japan.

Glembatumumab vedotin (“glemba”; CDX-011) targeting gpNMB in multiple cancers:

•                  Patient enrollment is accelerating in the Company’s Phase 2b randomized study (METRIC) of glemba in patients with metastatic triple negative breast cancers that overexpress gpNMB, a molecule associated with poor outcomes for triple negative breast cancer patients and the target of glemba. To date, 95 sites are open to enrollment across the United States, Canada and Australia. In November 2014, the Company announced that the protocol was amended to align with current clinical practice, to pursue approval in Europe and to improve enrollment. The FDA and central European regulatory authorities have since reviewed the revised protocol design and the Company continues to believe the METRIC study could support marketing approval in both the US and Europe dependent upon data review. Trial expansion into the European Union will be initiated this year. Based on current projections, enrollment will extend into 2016.

•                  In December 2014, a Phase 2 study of glemba in metastatic melanoma was initiated and is open to enrollment.

•                  Celldex continues to advance plans to expand the study of glembatumumab vedotin into other cancers in which gpNMB is expressed.

•                  Assay optimization and validation for a Phase 2 study in squamous cell lung cancer was completed in late 2014 and the study will commence in 2015.

•                  Celldex and the National Cancer Institute have entered into a Cooperative Research and Development Agreement (CRADA) under which NCI will sponsor two studies of glembatumumab vedotin—one in uveal melanoma and one in pediatric osteosarcoma.

Varlilumab (“varli”; CDX-1127), an immune modulating mAb targeting CD27 in solid tumors and hematologic malignancies:

•                  In November 2014, the Company presented data from the completed solid tumor and B cell malignancy dose escalation cohorts and the solid tumor expansion cohorts at the Society for the Immunotherapy of Cancer (SITC) Annual Meeting. The study continues to maintain a very favorable safety profile and proof of concept has been observed with strong biological activity and clinical benefit in selected patients including:

•                  An ongoing complete response in a patient with Hodgkin lymphoma (18.9+ months)

•                  An ongoing partial response in a patient with renal cell carcinoma (11.0+ months) that has continued to decrease in tumor volume over time

•                  13 patients with stable disease (3 - 30.7+ months)

•                  In May 2014, Celldex announced that it had entered into a clinical trial collaboration with Bristol-Myers Squibb Company (BMS) to evaluate the safety, tolerability and preliminary efficacy of Opdivo and varlilumab in a Phase 1/2 study in adult patients with advanced non-small cell lung cancer, metastatic melanoma, colorectal cancer, ovarian cancer, and head and neck squamous cell carcinoma. This study, which is being conducted by Celldex, is open to enrollment.

•                  In May 2014, Celldex announced that it had entered into a clinical trial collaboration with Oncothyreon Inc. to evaluate the safety, tolerability and preliminary efficacy of varlilumab and ONT-10, Oncothyreon’s therapeutic vaccine targeting the tumor-associated antigen MUC1, in a Phase 1b study in patients with advanced breast or ovarian cancer. This study, which is being conducted by Oncothyreon, is open to enrollment.

•                  Multiple efforts are underway for additional Phase 2 studies of varlilumab and the Company will provide updates on these studies as they are initiated, including but not limited to:

•                  A Phase 1/2 study of varlilumab and ipilimumab in patients with metastatic melanoma; plus CDX-1401 in NY-ESO-1 positive patients

•                  A Phase 1/2 study of varlilumab plus sunitinib in renal cell carcinoma

•                  A Phase 1/2 study of varlilumab plus a mek pathway agent (followed sequentially by a checkpoint inhibitor) for patients with B-raf mutated metastatic melanoma

CDX-1401, an antibody-based dendritic cell targeted vaccine aimed at tumors expressing the NY-ESO-1 oncoprotein:

•       In April 2014, Celldex published Phase 1 results in Science Translational Medicine.

•                  CDX-1401 was well tolerated, demonstrated potent immune responses and 29% stable disease (median, 6.7 months).

•                  Data suggest that CDX-1401 may predispose patients to better response to checkpoint blockade; 6 of 8 patients that received checkpoint inhibitors as next therapy had significant clinical responses.

•       Celldex continues to support several external collaborations, including:

•                  A National Cancer Institute sponsored Phase 2 study of CDX-1401 and CDX-301 for patients with metastatic melanoma, which is open to enrollment

•       Additional studies of CDX-1401 combined with immune modulators are planned to initiate in 2015, including in combination with varlilumab and ipilimumab in NY-ESO-1 positive melanoma.

CDX-301 (Flt3L), a potent hematopoietic cytokine that stimulates the expansion and differentiation of hematopoietic stem cells and dendritic cells:

•       A pilot study of CDX-301 alone and in combination with Mozobil® in hematopoietic stem cell transplantation was initiated in September of 2014 and is open to enrollment.

Fourth Quarter and Twelve Months 2014 Financial Highlights and 2015 Guidance

Cash position:  Cash, cash equivalents and marketable securities as of December 31, 2014 were $201.0 million compared to $224.1 million as of September 30, 2014. The decrease was primarily driven by our fourth quarter net cash burn of $23.1 million. As of December 31, 2014 Celldex had 89.6 million shares outstanding.

Revenues:  Total revenue was $1.5 million in the fourth quarter of 2014 and $3.6 million for the twelve months ended December 31, 2014, compared to $0.6 million and $4.1 million for the comparable periods in 2013. The increase in the fourth quarter of 2014 was primarily due to our clinical trial collaboration with BMS and our Rockefeller University services agreement. The decrease in the twelve months ended December 31, 2014 was primarily due to the decrease in Rotarix® royalty revenue. Our agreement with GlaxoSmithKline terminated upon the anticipated expiration of the last relevant patent right covered by the GlaxoSmithKline agreement. We do not expect additional royalty revenue or royalty expense related to Rotarix.

R&D Expenses:  Research and development (R&D) expenses were $27.0 million in the fourth quarter of 2014 and $104.4 million for the twelve months ended December 31, 2014, compared to $17.8 million and $67.4 million for the comparable periods in 2013. The increase in Celldex’s R&D investment was primarily due to the continued progression of our late-stage clinical development programs, Rintega and glembatumumab vedotin, and the continued expansion of the varlilumab program. During the twelve months ended December 31, 2014 and 2013, we incurred $45.6 million and $32.3 million in clinical trial expense and $20.9 million and $6.6 million in contract manufacturing expense, respectively.

G&A Expenses:  General and administrative (G&A) expenses were $6.2 million in the fourth quarter of 2014 and $20.6 million for the twelve months ended December 31, 2014, compared to $4.7 million and $14.8 million for the comparable periods in 2013. The increase in G&A expenses was primarily attributable to higher personnel-related expenses and Rintega and glembatumumab vedotin commercial planning costs in 2014.

Net loss:  Net loss was $31.8 million, or ($0.36) per share, for the fourth quarter of 2014 and $118.1 million, or ($1.32) per share, for the twelve months ended December 31, 2014, compared to a net loss of $22.1 million, or ($0.27) per share and $81.6 million, or ($1.02) per share for the comparable periods in 2013.

Financial guidance:  Celldex expects that its cash, cash equivalents and marketable securities will be sufficient to fund our operating expenses and capital expenditure requirements through 2016, however, this could be impacted by our clinical data results from the Rintega program and their potential impact on our pace of commercial manufacturing and the rate of expansion of our commercial operations.

Rintega® is a registered trademark of Celldex Therapeutics. Opdivo® is a registered trademark of Bristol-Myers Squibb. Mozobil® is a registered trademark of sanofi-aventis U.S. LLC. Rotarix® is a registered trademark of GlaxoSmithKline.

Webcast and Conference Call

Celldex executives will host a conference call at 8:00 a.m. ET today to discuss 2014 financial and business results and to provide an update on key 2015 objectives. The conference call and presentation will be webcast live over the Internet and can be accessed by going to the “Events & Presentations” page under the “Investors & Media” section of the Celldex Therapeutics website at www.celldex.com. The call can also be accessed by dialing (866) 743-9666 (within the United States) or (760) 298-5103 (outside the United States). The passcode is 89115872.

A replay of the call will be available approximately two hours after the live call concludes through March 2, 2015. To access the replay, dial (855) 859-2056 (within the United States) or (404) 537-3406 (outside the United States). The passcode is 89115872. The webcast will also be archived on the Company’s website.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of Rintega® (“rindopepimut”; “rindo”; CDX-110), glembatumumab vedotin (“glemba”; CDX-011), varlilumab (“varli”; CDX-1127), CDX-1401, CDX-301 and other products and our goals for 2014. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of Rintega, glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Breakthrough Therapy Designation for rindopepimut, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

—table follows—

Company Contact:

Sarah Cavanaugh

Vice President of Investor Relations &
Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com

Media Inquiries:

Dan Budwick
Pure Communications, Inc.
(973) 271-6085
dan@purecommunicationsinc.com

CELLDEX THERAPEUTICS, INC.

(In thousands, except per share amounts)

	Quarter Ended		Year Ended
CONSOLIDATED STATEMENTS	December 31,		December 31,
OF OPERATIONS DATA	2014	2013	2014	2013
	(Unaudited)
REVENUE
Product Development and Licensing Agreements	$320	$43	$838	$160
Contracts and Grants	1,157	577	2,748	1,617
Product Royalties	—	—	—	2,334

Total Revenue	1,477	620	3,586	4,111

OPERATING EXPENSE

Research and Development	27,026	17,804	104,381	67,401
Royalty	—	—	—	2,334
General and Administrative	6,249	4,677	20,622	14,805
Amortization of Acquired Intangible Assets	253	253	1,013	1,013

Total Operating Expense	33,528	22,734	126,016	85,553

Operating Loss	(32,051)	(22,114)	(122,430)	(81,442)

Investment and Other Income, Net	230	137	4,350	819
Interest Expense	—	(85)	—	(927)

Net Loss	$(31,821)	$(22,062)	$(118,080)	$(81,550)

Basic and Diluted Net Loss per Common Share	$(0.36)	$(0.27)	$(1.32)	$(1.02)

Weighted Average Common Shares Outstanding	89,559	83,042	89,399	79,777

CONDENSED CONSOLIDATED	December 31,	December 31,
BALANCE SHEETS	2014	2013

ASSETS
Cash, Cash Equivalents and Marketable Securities	$201,043	$302,983
Other Current Assets	3,942	2,206
Property and Equipment, net	10,535	9,973
Intangible and Other Assets, net	32,494	31,933
Total Assets	$248,014	$347,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$24,491	$20,350
Long-Term Liabilities	11,863	6,950
Stockholders’ Equity	211,660	319,795
Total Liabilities and Stockholders’ Equity	$248,014	$347,095